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                                                                 Exhibit 5.1

                      [SONNENSCHEIN NATH & ROSENTHAL LETTERHEAD]

Juno Lighting, Inc.
1300 South Wolf Road
Des Plaines, IL  60017-5065

                                    May 26, 1999

           Re:  Common Stock, $0.001 par value per share

Ladies and Gentlemen:

           We have acted as counsel to Juno Lighting, Inc., a Delaware corporation ("Juno"), in connection with the issuance of shares of Juno's Common Stock, $0.001 par value per share (the "Common Stock"), in a proposed merger (the "Merger") among Juno, Fremont Investors I, LLC, a Delaware limited liability company ("Fremont"), and Jupiter Acquisition Corp., a Delaware corporation ("Jupiter"), pursuant to the Agreement and Plan of Recapitalization and Merger, dated as of March 26, 1999 among Juno, Fremont and Jupiter (the "Merger Agreement"). We have also participated in the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of Juno's registration statement (the "Registration Statement") relating to the Common Stock which includes the Proxy Statement/Prospectus of Juno.

           In connection with this opinion, we have examined and relied upon, as to matters of fact, without investigation, the Merger Agreement,the by-laws, the certificate of incorporation, certain resolutions of the board of directors and such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express the opinion below. In our examination of such documents and in rendering the opinion set forth below, we have assumed, without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of validly existing agreements or other documents, the authenticity of all the latter documents and the legal capacity of all individuals who have executed any of the documents which we examined. In addition, we have assumed that the Merger will be consummated in the manner described in the Merger Agreement and the Proxy Statement/Prospectus.

           Subject to and based on the foregoing, it is our opinion that, upon issuance and delivery of the Common Stock upon consummation of the Merger pursuant to the Merger Agreement, the Common Stock will be validly issued, fully paid and non-assessable.

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           The opinions expressed above are limited to the corporate law of the
State of Delaware as in effect on the date hereof.

           We consent to the reference to our firm name under the heading "LEGAL MATTERS" in the Proxy Statement/Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or by the rules and regulations of the Commission thereunder.

                                Very truly yours,

                          SONNENSCHEIN NATH & ROSENTHAL

                          By:   /s/ MICHAEL M. FROY

                                 Michael M. Froy